================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          SANTA FE GAMING CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                          SANTA FE GAMING CORPORATION
                            4949 NORTH RANCHO DRIVE
                            LAS VEGAS, NEVADA 89130

                               January 27, 1997

Dear Stockholder:

  You are cordially invited to attend the 1997 Annual Meeting of Stockholders of your Company, which will be held at the Santa Fe Hotel & Casino, 4949 North Rancho Drive, Las Vegas, Nevada 89130, on Friday, February 21, 1997, commencing at 10:00 a.m. (Pacific Standard Time). We hope that you will be able to attend the Annual Meeting in person and look forward to seeing you.

  At the Annual Meeting, stockholders will be asked to elect two Directors, each of whom will serve for a three-year term.

  You are requested to give your prompt attention to this matter, which is more fully described in the accompanying proxy materials.

  Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting and Proxy Statement, you are urged to sign, date and return the enclosed Proxy Card in the envelope provided at your earliest convenience.

                                          Sincerely,

                                          /s/ Paul W. Lowden

                                          Paul W. Lowden
                                          Chairman of the Board
                                          and President

                          SANTA FE GAMING CORPORATION
                            4949 NORTH RANCHO DRIVE
                            LAS VEGAS, NEVADA 89130

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 21, 1997

  The 1997 Annual Meeting of the Stockholders of Santa Fe Gaming Corporation, a Nevada corporation (the "Company"), will be held at the Santa Fe Hotel & Casino, 4949 North Rancho Drive, Las Vegas, Nevada 89130, on Friday, February 21, 1997, commencing at 10:00 a.m. (Pacific Standard Time) for the following purposes:

    1. To elect two Directors to take the offices of Directors whose terms expire in 1997 to serve until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified; and

    2. To consider and act upon a proposal to ratify the selection of the Company's independent auditors; and

    3. To consider and act upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

  Pursuant to the By-Laws of the Company, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof as of the close of business on December 27, 1996. Accordingly, only stockholders of record on such date and at such time will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof, notwithstanding any transfer of stock on the books of the Company thereafter.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, REGARDLESS OF THE NUMBER YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IN THE UNITED STATES.

  Stockholders who attend the Annual Meeting may vote in person even though they have previously mailed their Proxy.

                                          By Order of the Board of Directors


                                          /s/ William J. Raggio

                                          William J. Raggio
                                          Secretary

Las Vegas, Nevada
January 27, 1997

                          SANTA FE GAMING CORPORATION
                            4949 NORTH RANCHO DRIVE
                            LAS VEGAS, NEVADA 89130
                                (702) 658-4347

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 21, 1997

  This Proxy Statement is first being mailed on or about January 27, 1997 to stockholders of Santa Fe Gaming Corporation, a Nevada corporation (the "Company"), of record as of the close of business on December 27, 1996.

  The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of the Company for use at the Company's 1997 Annual Meeting of Stockholders to be held on February 21, 1997 (the "Annual Meeting"), and at any adjournment or postponement thereof. It may be revoked at any time prior to its use by (1) providing a written revocation to the Secretary of the Company at its offices, (2) executing and delivering a later dated Proxy, or
(3) attending the Annual Meeting and voting in person. Shares represented by an unrevoked Proxy will be voted as directed by the stockholder. If no direction is given, such shares will be voted for the election of the nominees named herein for election as Directors and in the discretion of the proxy holders with respect to any other matters properly presented to the Annual Meeting and at any adjournment or postponement thereof.

                                 VOTING RIGHTS

  Only common stockholders of record at the close of business on December 27, 1996 are entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding 6,195,356 shares of the Company's common stock, $.01 par value (the "Common Stock"). The presence, either in person or by proxy, of persons entitled to vote 50% of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each share is entitled to one vote in connection with each matter submitted for stockholder approval. Abstentions and any shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote on a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining whether approval of the stockholders has been obtained with respect to any such matter and thus will have the effect of a "No" vote in connection with each matter submitted for stockholder approval.

  Paul W. Lowden, Chairman of the Board and President of the Company, is the beneficial owner of 3,299,788, or approximately 52%, of the outstanding Common Stock. Mr. Lowden intends to vote the shares as to which he is holder of record for the nominees for election as directors named in this Proxy Statement, and has been advised that the record holders of shares of which he is the beneficial owner but not the record holder intend to do the same.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The authorized number of Directors of the Company is seven, with Directors being elected for staggered three year terms. There is currently one vacancy on the Board of Directors in the Class of Directors whose term expires in 1998.

  Set forth below is information regarding the Directors of the Company:

         NOMINEES FOR ELECTION AT 1997                         TERM EXPIRES AT
                ANNUAL MEETING                                 ANNUAL MEETING
         -----------------------------                         ---------------
         Suzanne Lowden                                             1997
         John W. Delaney                                            1997
                OTHER DIRECTORS
                ---------------
         Thomas K. Land                                             1998
         James W. Lewis                                             1999
         Paul W. Lowden                                             1999
         Willam J. Raggio                                           1999

  The Board has nominated Suzanne Lowden and John W. Delaney to stand for election at the Annual Meeting to serve as Directors until the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The enclosed Proxy, unless indicated to the contrary, will be voted for the Board's nominees.

  The Company has been advised by each nominee named herein that such person is willing to be named as such and is willing to serve as a Director if elected. However, if any of the nominees should be unable to serve as a Director, the enclosed Proxy will be voted in favor of the remaining nominee with respect to whom a stockholder has not withheld a vote on such Proxy and may be voted for a substitute nominee selected by the Board of Directors in its discretion.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES LISTED
ABOVE.

                       DIRECTORS AND EXECUTIVE OFFICERS

  The following is a list of the current executive officers and directors and the nominees for election to the Board of Directors of the Company:

      NAME                                POSITION WITH THE COMPANY
      ----                                -------------------------
      Paul W. Lowden          Chairman of the Board, President and Chief
                              Executive Officer
      Thomas K. Land          Director, Senior Vice President and Chief
                              Financial Officer
      William J. Raggio       Director, Executive Vice President, Secretary and
                              Corporate Counsel
      Suzanne Lowden*         Director, Executive Vice President
      Christopher W. Lowden   Executive Vice President
      James W. Lewis (1)(2)   Director
      John W. Delaney (1)(2)* Director

--------
(1) Member of the Audit Committee of the Company.
(2) Member of the Compensation Committee of the Company.
* Nominee for election to the Board of Directors of the Company at the Annual Meeting.

  The age, present position with the Company, and principal occupation during the past five years of each Director, executive officer and nominee named above is set forth below:

PAUL W. LOWDEN

  Paul Lowden is 52 years old and has served as President, Chairman of the Board and Chief Executive Officer of the Company since its formation in September 1993. Mr. Lowden held the same positions with the Company's predecessor, Sahara Resorts, from 1982 through September 1993. Mr. Lowden is married to Suzanne Lowden.

THOMAS K. LAND

  Thomas K. Land is 36 years old and joined the Company in February 1994 as Senior Vice President and Corporate Controller, and was elected Chief Financial Officer of the Company in July 1994. Mr. Land was elected to the Board of Directors in December 1995. Prior to joining the Company, Mr. Land was the Chief Financial Officer of a construction company, where he was employed from 1990 through February 1994. From 1985 to 1990, Mr. Land was the Controller of a company engaged in the waste recycling industry. He is a certified public accountant in the State of Pennsylvania.

WILLIAM J. RAGGIO

  William J. Raggio is 69 years old and has served as a Director, Vice President, Secretary and Corporate Counsel of the Company since its formation. Previously, Mr. Raggio held the same positions with Sahara Resorts since 1982. Mr. Raggio is a senior partner and a member of the executive committee of the law firm of Vargas & Bartlett of Reno, Nevada, general counsel to the Company. Since 1973 he has been a Nevada State Senator. Mr. Raggio is also a director of Sierra Health Services, Inc., a Nevada corporation.

SUZANNE LOWDEN

  Suzanne Lowden is 44 years old and has served as a Director and Executive Vice President of the Company since its formation, and had served as a Director of Sahara Resorts since 1987. Mrs. Lowden was elected Vice President of Sahara Resorts in July 1992. She is also a founding board member of Commercial Bank of Nevada. Mrs. Lowden served as a Nevada State Senator from November 1992 through 1996. She worked for the CBS affiliate in Las Vegas from 1977 to 1987 as an anchorwoman, reporter, writer and producer of television news. Mrs. Lowden is married to Paul W. Lowden.

CHRISTOPHER W. LOWDEN

  Christopher W. Lowden is 31 years old and has served as Executive Vice President of Operations since September 1995. Mr. Lowden served as President of Sahara Development Group which was responsible for new business development outside of Nevada from September 1993 through September 1995. From 1989 until August 1993 he was General Manager of the Company's hotel-casino in Laughlin, Nevada, the Pioneer Hotel and Gambling Hall.

JAMES W. LEWIS

  James W. Lewis is 69 years old and has served as a Director of the Company since its formation. Mr. Lewis served as a Director of Sahara Resorts from 1983 to September 1993. Mr. Lewis became associated with the Corporate Finance Department of Westamerica Investment Group on January 1, 1995. Previously, he was a Managing Director of F.L. Bryant & Co., Inc. commencing July 1, 1992. Previously, he was Senior Vice President, Corporate Finance, of Van Kasper & Co. commencing January 1, 1991. From 1980 to 1990, Mr. Lewis served as a First Vice President and Managing Director of Bateman Eichler, Hill Richards, Incorporated.

JOHN W. DELANEY

  John W. Delaney is 48 years old and has served as a director of the Company since January 1997, when he was appointed to fill a vacancy created by a resignation from the Board of Directors. Mr. Delaney is currently President and Chief Executive Officer of Cityfed Mortgage Co., a mortgage banking firm, where he has been employed since 1978.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the fiscal year ended September 30, 1996, the Board of Directors held six meetings. Each Director attended all of the meetings of the Board and all meetings of any committees of which he or she was a member.

  The Board has standing Audit and Compensation Committees but does not have a Nominating Committee. The Audit Committee held one meeting and the Compensation Committee held two meetings during the last fiscal year. Memberships in the various committees are determined by action of the full Board. The function of the Audit and Compensation Committees and their membership are described below.

  The Audit Committee reviews the principal accounting policies of the Company, approves the scope and proposed fees for the annual audit, reviews the results of the annual audit directly with the Company's independent auditors and recommends to the full Board which firm of accountants should be selected as the Company's independent auditors. The Audit Committee is currently composed of James W. Lewis and John W. Delaney, neither of whom is an officer or employee of the Company.

  The Compensation Committee establishes compensation for the officers of the Company, administers the 1993 Key Employee Stock Option Plan (the "1993 Plan"), authorizes grants of options and sales of shares under the 1993 Plan and recommends to the full Board any modifications of the 1993 Plan. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION" below for information regarding the 1993 Plan. The Compensation Committee is composed of James W. Lewis and John W. Delaney.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

  Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company and its affiliates for the fiscal years ended September 30, 1996, 1995 and 1994 of those persons who were, as of September 30, 1996, (i) the Chief Executive Officer and (ii) each other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal year ended September 30, 1996 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION          LONG TERM COMPENSATION
                                    ------------------------------ -----------------------------
                                                                          AWARDS         PAYOUTS
                                                                   --------------------- -------
                                                                              SECURITIES
                                                                   RESTRICTED UNDERLYING
                                                      OTHER ANNUAL   STOCK     OPTIONS/   LTIP    ALL OTHER
                             FISCAL  SALARY   BONUS   COMPENSATION  AWARD(S)     SARS    PAYOUTS COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    ($)     ($)(3)     ($)(1)       ($)        (#)       ($)      ($)(2)
---------------------------  ------ -------- -------- ------------ ---------- ---------- ------- ------------
Paul W. Lowden                1996  $503,269 $200,000     --          $ 0          0       $ 0     $16,958
 President, Chairman          1995  $314,598 $      0     --          $ 0          0       $ 0     $ 4,620
 of the Board and CEO         1994  $309,765 $      0     --          $ 0          0       $ 0          $0
Thomas K. Land                1996  $130,000 $ 10,000     --          $ 0          0       $ 0     $ 2,469
 Senior Vice President        1995  $112,365 $ 10,000     --          $ 0          0       $ 0     $   300
 and Chief Financial          1994  $ 51,750 $      0     --          $ 0          0       $ 0     $     0
 Officer

--------
(1) The Company provides automobiles to its senior executives and provides such persons complimentary privileges at the restaurants and bars of the Company's hotel-casinos. It is impractical to ascertain the extent to which such privileges are utilized for personal rather than business purposes. However, after reasonable inquiry the Company believes the value of any such personal benefits is less than 25% of the compensation for each person reported above.
(2) "All Other Compensation " in fiscal 1996 consists of payments of life insurance premiums by the Company in the amount of $16,897 and $712 for Messrs. Paul W. Lowden and Thomas K. Land, respectively, and Company matching contributions to the Retirement Savings 401(k) Plan. "All Other Compensation" in fiscal 1995 and 1994 consists of Company matching contributions to the Retirement Savings 401(k) Plan.
(3) See "Certain Compensation Arrangements".

  Certain Compensation Arrangements. The Compensation Committee approved an annual base salary of $550,000 for Paul W. Lowden for each of fiscal year 1996 and fiscal year 1997. Additionally, Mr. Lowden was paid a bonus of $200,000 in fiscal year 1996, and is entitled to receive a bonus of $200,000 in fiscal year 1997, payable in biweekly installments throughout the fiscal year. Furthermore, Mr. Lowden is entitled to receive a bonus in the amount of $600,000 in fiscal 1998 (the "Fiscal Year 1998 Bonus"), provided Mr. Lowden continues to serve as Chief Executive Officer of the Company at that time. See "Compensation Committee Report on Executive Compensation." To the extent that Mr. Lowden (or any entity wholly-owned by Mr. Lowden) has any outstanding loans from, or receivables to, the Company at the time the Fiscal Year 1998 Bonus is payable, such bonus will first be satisfied by forgiveness of any such indebtedness and thereafter in cash. See "Certain Transactions" for information with respect to an outstanding loan by the Company to a company wholly owned by Mr. Lowden.

  The Company and Thomas K. Land, Senior Vice President and Chief Financial Officer, are parties to an employment agreement which terminates on September 30, 1997. Pursuant to the agreement, Mr. Land is entitled to a minimum annual base salary of $140,000. The agreement also provides that Mr. Land may participate in any employee benefit plans, including bonus plans, of the Company.

  Compensation Committee. All compensation decisions with respect to executive officers are made by the Compensation Committee of the Board. The Compensation Committee currently consists of James W. Lewis and John W. Delaney.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company or its affiliates receive $24,000 annually and $1,000 per Board meeting attended, $800 per Committee meeting attended as a member and $900 per Committee meeting attended as Chairman.

  Additionally, upon first being elected to the Board of Directors, each non-employee director receives options to purchase 12,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options are fully vested at the date of grant.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  It is the responsibility of the Compensation Committee to establish and review the Company's executive compensation plans, programs and policies, monitor the performance and compensation of executive officers, and make recommendations to the Board of Directors concerning matters of executive compensation.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

  The Compensation Committee recognizes that an executive compensation policy should be designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term goals, reward above-average performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Stock options have occasionally been granted to certain executives to reinforce a long-term orientation that directly aligns their interests with those of stockholders. Performance criteria are considered by the Committee that reflect the Company strategies. The Committee reviews these criteria on a periodic basis to ensure their continued alignment with Company strategies.

  The gaming market has become increasingly competitive, certain geographic markets have become saturated, and several large organizations have emerged as dominant forces in the industry. In recognition of these trends, the Company's strategy in fiscal years 1995 and 1996 has focused on strengthening its balance sheet in order to be positioned for improved operations prospectively. As a result of this strategy, the Company sold the Hacienda Resort Hotel and Casino (the "Hacienda") in August 1995 and the Sahara Hotel and Casino (the "Sahara") in October 1995 and retired approximately $136.8 million in indebtedness secured by those properties. Additionally, the Company repurchased an additional $85.5 million of indebtedness in fiscal years 1995 and 1996 to improve its balance sheet.

CHIEF EXECUTIVE OFFICER COMPENSATION

  As the owner of approximately 52% of the Company, Paul W. Lowden, President, Chief Executive Officer and Chairman of the Board, has both explicit and implicit motivation to build stockholder value. Based on this controlling ownership, the Compensation Committee has not believed that Mr. Lowden's compensation package requires additional equity-based elements. Consequently, Mr. Lowden's compensation package consists primarily of base salary and bonuses. However, in the event that in the future the Compensation Committee desires to grant stock options to key employees of the Company or members of the Company's Board of Directors other than Mr. Lowden, it may be necessary to grant a comparable number of options to Mr. Lowden, and for Mr. Lowden to exercise a commensurate number of options upon exercise of options granted to key employees or directors, to enable Mr. Lowden to maintain ownership of at least 50% of the outstanding Common Stock. If Mr. Lowden ceases to own more than 50% of the outstanding shares of Common Stock, an event of default would occur under certain of Santa Fe Gaming's long-term indebtedness, which would result in cross-defaults under substantially all of Santa Fe Gaming's other long-term indebtedness. See also "Certain Transactions."

  In evaluating the performance of Mr. Lowden, the Compensation Committee has considered performance measures that support Company strategies. The Committee has acknowledged the contributions of Mr. Lowden in negotiating the sale of the Hacienda and the Sahara in late 1995. Based on Mr. Lowden's personal efforts on behalf of the Company, these sales were consummated without the need to involve financial intermediaries. The Committee also has recognized Mr. Lowden's foresight in acquiring real estate on the Las Vegas Strip and in Southeast Las Vegas, in anticipation of growing market opportunities to provide the Company future growth potential.

  Based on these considerations and in light of the revision to the Company's business strategies commencing in fiscal 1995, the Compensation Committee approved Mr. Lowden's compensation package for fiscal 1996, which provided for an increase in base salary from approximately $315,000 to approximately $500,000. Additionally, in recognition of Mr. Lowden's efforts in connection with the negotiation and consummation of the sales of the Hacienda and the Sahara, the Compensation Committee approved a bonus in the amount of $200,000 for fiscal 1996. Furthermore, in recognition of Mr. Lowden's continuing contributions to the Company's efforts with respect to debt reduction and possible future developments, the Compensation Committee has approved bonuses payable to Mr. Lowden in the amounts of $200,000, payable in biweekly installments throughout fiscal 1997, and $600,000, in fiscal 1998 (the "Fiscal Year 1998 Bonus"), provided Mr. Lowden continues to serve as Chief Executive Officer of the Company at that time. To the extent that Mr. Lowden (or any entity wholly-owned by Mr. Lowden) has any outstanding loans from, or receivables to, the Company as of the date the Fiscal Year 1998 Bonus is payable, such bonus will first be satisfied by forgiveness of any such indebtedness, and thereafter in cash. See "Certain Transactions."

COMPENSATION COMMITTEE MEMBERS; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are independent non-employee directors. The Committee members currently are James W. Lewis and John W. Delaney. Neither Mr. Lewis nor Mr. Delaney has been an officer of the Company or any of its subsidiaries, has no relationship requiring disclosure under
Item 404 of Regulation S-K nor has an "interlocking" relationship with Company executives.

                                       Compensation Committee:

                                       James W. Lewis
                                       John W. Delaney

PERFORMANCE GRAPH

  The graph below provides a comparison of the cumulative total stockholder return of the Company and, prior to October 1, 1993, its predecessor, Sahara Resorts, with the Standard & Poor's 500 Composite Stock Index and the Dow Jones Entertainment & Leisure--Casinos Index. This graph assumes the investment of $100 on September 30, 1991 in the Company and the two indexes mentioned above with reinvestment of dividends. The returns of the Company and each index have been weighted annually for their market capitalization on September 30 of each year.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         AMONG SANTA FE GAMING CORPORATION, THE STANDARD & POOR'S 500
                    COMPOSITE STOCK INDEX AND THE DOW JONES
                    ENTERTAINMENT & LEISURE--CASINOS INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                            DOW JONES
                                                            ENTERTAINMENT
Measurement Period           SANTA FE GAMING   S&P 500      & LEISURE--
(Fiscal Year Covered)        CORPORATION       INDEX        CASINOS
---------------------        ---------------   ---------    -------------
9/91                         $100.00           $100.00      $100.00
9/92                         $ 85.00           $111.00      $129.00
9/93                         $125.00           $127.00      $253.00
9/94                         $ 31.00           $130.00      $171.00
9/95                         $ 20.00           $169.00      $246.00
9/96                         $ 11.00           $203.00      $276.00

* $100 INVESTED ON 9/30/91 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.
--------
Fiscal 1992-1996
* Data is presented for Sahara Resorts, the Company's predecessor, for fiscal years 1991-1993. Sahara Resorts and the Company are not directly comparable. In addition, the Company declared a 25% stock dividend in the second quarter of fiscal 1994.

                              COMPENSATION PLANS

STOCK OPTION PLAN

  The Company's 1993 Plan provides for the grant of options with respect to an aggregate of 319,375 shares of the Common Stock to key employees as determined by the Compensation Committee. The 1993 Plan provides for both incentive stock options and non-qualified stock options. During fiscal year 1996, Messrs. Paul
W. Lowden, Thomas K. Land and Christopher Lowden received options for 80,000, 12,500 and 10,000 shares of the Common Stock, respectively, at an exercise price of $3.00 per share, the fair market value of the Common Stock on the date of grant. No other stock options were awarded to, and no stock options were exercised by, the Named Executive Officers in the fiscal year ended September 30, 1996.

SAVINGS PLAN

  The Company has adopted a savings plan qualified under Section 401(k) of the Internal Revenue Code (the "Savings Plan"). The Savings Plan covers substantially all employees who are not covered by a collective bargaining unit, including the Company's executive officers. Employee contributions to the Savings Plan are discretionary. The Savings Plan allows eligible employees to contribute, on a pretax basis, up to 6% of their gross salary to the plan; the Company matches 25% of such employee contributions made. Employees may also contribute, on a pretax basis, up to an additional 9% of their gross salary, and, on a post-tax basis, up to an additional 10% of their salary. Such contributions are not matched by the Company. The matching expense in fiscal 1996 was $2,742 of which $61, $1,757, and $924 was contributed by the Company to the accounts of Messrs. Lowden, Land and all other executive officers as a group, respectively, as matches for employee contributions made.

                             CERTAIN TRANSACTIONS

  The following is a description of certain transactions during the fiscal year ended September 30, 1996 in which officers and Directors of the Company and its affiliates or families had a direct or indirect interest.

  Vargas & Bartlett, a Nevada law firm, of which William J. Raggio is a senior partner and a member of the Executive Committee, is paid a retainer fee of $120,000 per year. The Company paid Vargas & Bartlett approximately $606,388, including retainers, for its services during the fiscal year ended September 30, 1996.

  In November 1993, Mr. Lowden and Bank of America entered into a personal loan agreement whereby the principal balance (approximately $927,152 as of September 30, 1996) of the loan is amortized through quarterly principal payments through April 1998, with any remaining principal balance due July 31, 1998. The loan is secured by substantially all of the Common Stock (the "Pledged Shares") owned by Mr. Lowden. Mr. Lowden's loan agreement provides that in the event the market value of the Pledged Shares is less than three times the outstanding loan balance, the bank, at its sole option, may require either an immediate reduction in the outstanding balance or the pledging of additional collateral acceptable to the bank such that the value of the pledged collateral is at least three times the outstanding loan balance. If an event of default were to occur under his personal loan with the bank, and if the bank acquired the Pledged Shares upon foreclosure, Mr. Lowden's ownership of Santa Fe Gaming's outstanding Common Stock would be reduced to below 50%. If Mr. Lowden ceases to own more than 50% of the outstanding shares of the Common Stock, an event of default would be triggered under certain of Santa Fe Gaming's long-term indebtedness, which would result in cross-defaults under substantially all of Santa Fe Gaming's other long-term indebtedness.

  In addition, Hacienda Hotel Inc.'s predecessor made loans to LICO in fiscal 1993 and 1992 in the aggregate amount of $476,000. As of September 30, 1996, there was $636,000 outstanding under these loans, including interest computed at an annual rate equal to the prime rate plus 2%. Principal and interest are due on demand. The loans to LICO were approved by the Boards of Directors of the predecessors to the Company and Hacienda Hotel Inc., respectively, with Mr. Lowden abstaining from the vote. Mr. Lowden is entitled to receive a bonus in the amount of $600,000 in fiscal 1998, provided he continues to serve as Chief Executive Officer of the Company at that time. To the extent any amounts remain outstanding under the loans to LICO, or Mr. Lowden (or any entity wholly-owned by Mr. Lowden) is otherwise indebted to the Company at the date the bonus becomes payable, such bonus will first be satisfied by forgiveness of any indebtedness owed by Mr. Lowden or his wholly-owned entity to the Company and thereafter in cash.

                        BENEFICIAL OWNERSHIP OF SHARES

  The following sets forth information regarding beneficial ownership of the Common Stock and the exchangeable redeemable preferred stock of the Company (the "Preferred Stock"), as of December 27 1996, by (i) each person known to be the beneficial owner of more than 5% of the outstanding Common Stock or Preferred Stock; (ii) each Director of the Company; and (iii) all Directors and officers of the Company as a group.

                                          BENEFICIAL           BENEFICIAL
                                         OWNERSHIP OF         OWNERSHIP OF
                                         COMMON STOCK        PREFERRED STOCK
                                       -------------------- -------------------
                                       NUMBER OF            NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER   SHARES(1)    PERCENT SHARES(1)   PERCENT
------------------------------------   ---------    ------- ---------   -------
Paul W. Lowden                         3,299,788(2)  52.0%    97,100(3)   1.1%
William J. Raggio                         17,972(4)     *      4,815(5)     *
James W. Lewis                            13,750(4)     *        --       --
Suzanne Lowden                            22,220(6)     *      5,685(7)     *
Thomas K. Land                             8,250(8)     *        --       --
Christopher W. Lowden                     15,639(9)     *      1,893        *
John W. Delaney                           15,000(4)     *        --       --
All Directors and Officers as a group
 (7 persons)                           3,381,441     53.1%   106,332      1.2%

--------
*   Less than 1%
(1) The address for Paul W. Lowden is c/o Santa Fe Gaming Corporation, P.O. Box 4335, Las Vegas, Nevada 89127. The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (where such percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (the "Exchange Act").
(2) Excludes 11,042 shares owned by Mr. Lowden's wife for herself and as custodian for children, as to which Mr. Lowden disclaims beneficial ownership, and includes 11,178 shares held jointly by Mr. Lowden and Mrs. Lowden and 328,923 shares held by LICO, which is wholly owned by Mr. Lowden.
(3) Excludes 2,162 shares owned by Mr. Lowden's wife for herself and as custodian for a child, as to which Mr. Lowden disclaims beneficial ownership, and includes 3,161 shares held jointly by Mr. Lowden and Mrs. Lowden, and 88,880 shares held by LICO, which is wholly owned by Mr. Lowden.
(4) Of such shares, 12,500 may be acquired upon the exercise of outstanding stock options.
(5) Includes 16 shares held by Mr. Raggio's wife, as to which Mr. Raggio disclaims beneficial ownership.
(6) Includes 4,521 shares held by Mrs. Lowden as custodian for a child and 11,178 shares held jointly by Mr. Lowden and Mrs. Lowden and excludes shares beneficially owned by Mr. Lowden reflected in the table.
(7) Includes 1,262 shares held by Mrs. Lowden as custodian for a child and 3,161 shares held jointly by Mr. Lowden and Mrs. Lowden and excludes shares beneficially owned by Mr. Lowden reflected in the table.
(8) Of such shares, 8,250 may be acquired upon the exercise of outstanding stock options.
(9) Of such shares, 13,750 may be acquired upon the exercise of outstanding stock options.

  Mr. Lowden has entered into a financing arrangement with a bank pursuant to which he has pledged as security the Pledged Shares. See "Certain Transactions." If an event of default were to occur under the financing arrangement and the lender acquired the Pledged Shares upon foreclosure, Mr. Lowden would cease to own more than 50% of the outstanding shares of the Common Stock, and an event of default would be triggered under certain of the long-term indebtedness of the Company, which would result in cross-defaults under substantially all of the Company's long-term indebtedness.

                       PROPOSAL 2: APPROVAL OF AUDITORS

  Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors of the Company has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1997. Deloitte & Touche LLP has issued its report, included in the Company's Annual Report on Form 10-K, on the financial statements of the Company for the fiscal year ended September 30, 1996. Deloitte & Touche
LLP has served as the Company's independent auditors since 1982. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS WITH RESPECT TO THE FISCAL YEAR ENDING SEPTEMBER 30, 1997.

                                 ANNUAL REPORT

  The Annual Report of the Company for the fiscal year ended September 30, 1996, including the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 without the exhibits thereto, has been mailed to stockholders of record at the close of business on December 27, 1996. The Company will provide a copy of the exhibits to its Annual Report on Form 10-K for the fiscal year ended September 30, 1996 upon the written request of any beneficial owner of the Company's securities as of the record date for the Annual Meeting and reimbursement of the Company's reasonable expenses. Such request should be addressed to Thomas K. Land, Senior Vice President and Chief Financial Officer, 4949 North Rancho Drive, Las Vegas, Nevada 89130.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Any eligible stockholder (as defined below) of the Company wishing to have a proposal considered for inclusion in the Company's 1998 proxy solicitation material must set forth such proposal in writing and file it with the Secretary of the Company on or before September 30, 1997. The Board will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposals will be included in its 1998 proxy solicitation materials. Any eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted on the proposal at that annual meeting and has held such securities for at least one year and who shall continue to own such securities through the date on which the annual meeting is held.

                            SOLICITATION OF PROXIES

  The cost of this solicitation shall be borne by the Company. Proxies may be solicited by mail, telephone, or telegraph, or personally by directors, officers and regular employees of the Company, none of whom will receive any special compensation for such services. The Company will reimburse persons holding stock in their names or in the names of their nominees for reasonable expenses of forwarding proxy materials to their principals.

                                OTHER BUSINESS

  The Board does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or at any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

                                          By Order of the Board of Directors

                                          /s/ William J. Raggio

                                          William J. Raggio
                                          Secretary

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                                     PROXY
                          SANTA FE GAMING CORPORATION

                      FOR ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 21, 1997

                  PROXY SOLICITED ON BEHALF OF THE DIRECTORS

   The undersigned hereby appoints Paul W. Lowden, William J. Raggio and Thomas
K. Land, as proxies, with full power of substitution to vote any and all shares of Santa Fe Gaming Corporation which the undersigned is entitled to vote at the annual meeting of shareholders of said company to be held at 10:00 a.m. P.S.T. on February 21, 1997 at the Santa Fe Hotel and Casino, 4949 N. Rancho Dr., Las Vegas, NV 89130, or any adjournment or postponement thereof, as specified on the reverse side of this proxy card. Holders of record as of December 27, 1996 will be entitled to vote at this annual meeting.

             (Please Sign and Date the Proxy on the Reverse Side)

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-------------------------------------------------------------------------------
 A [X] Please mark your
       votes as in this
       example.

                              FOR                WITHHOLD
                     (except as indicated to     AUTHORITY    Nominees:
                      the contrary below)       TO VOTE FOR      Suzanne Lowden
 1.  Election of                                                 John W. Delaney
     Directors                [ ]                   [ ]

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

----------------------------------------------

                                              FOR        AGAINST        ABSTAIN
 2.  Selection of outside auditors,
     Deloitte & Touche, LLP.                  [ ]          [ ]            [ ]

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.


SIGNATURE                  DATE              SIGNATURE              DATE
         -----------------     -------------          -------------     --------
                                              (SIGNATURE IF HELD JOINTLY)

NOTE: Sign exactly as name appears hereon. Give your full title if signing in other than individual capacity. All joint owners should sign.
-------------------------------------------------------------------------------